10758 W. Centennial Rd. Suite 200 Littleton, CO 80127 Phone: 720.981.4588 Fax: 720.981.5643 www.ur-energy.com

Ur-Energy Provides 2014 Q1 Operational Results

Littleton, Colorado (PR Newswire – April 22, 2014) Ur-Energy Inc. (TSX:URE, NYSE MKT:URG) (“Ur-Energy” or the “Company”) provides the following report of operational results for the first quarter 2014.

Operational Highlights for Lost Creek

		Quarter		YTD
		2013 Q4	2014 Q1	2014

U3O8 Captured	(‘000 lbs)	141.2	198.6	198.6
U3O8 Dried & Drummed	(‘000 lbs)	131.2	171.2	171.2
U3O8 Sold	(‘000 lbs)	90.0	110.0	110.0

Average Flow Rate	(gpm)	694	1,103	1,103
U3O8 Head Grade	(mg/l)	211	179	179
Average U3O8 Daily Production	(lbs/day)	1,535	2,206	2,206

Uranium Production at Lost Creek

The Lost Creek project continues to produce and sell U3O8. The project demonstrated quarter-over-quarter improvement in the average daily production rate as reflected by the captured, dried and sold product results. Plant head grades continued to be significantly higher than projected. Production flow was sourced from five header houses in the first mine unit. During the quarter, 198,573 pounds of U3O8 were captured within the Lost Creek plant. 171,233 of those pounds were packaged in drums and 170,216 pounds of drummed inventory were shipped to the conversion facility where 110,000 pounds were sold to our customers under long term contractual terms at an average price of $61.12 per pound.

As previously reported, the production flow has been controlled at a lower rate than budgeted to effectively manage the processing rate while plant and auxiliary system commissioning continues and operational issues are identified and addressed. Project operational rates were adjusted downward again to implement corrective measures related to waste water management concerns. The project continues to capture uranium in the process plant while implementing these measures. We anticipate that more routine production levels will be resumed by the end of April.

Shirley Basin Drilling

The drill program at Shirley Basin commenced during the quarter, with 10 holes being drilled: six are stratigraphic test holes; four are being completed as monitor wells. Weather and ground conditions have delayed the program’s completion, which will resume when conditions improve.

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity. Ur-Energy engages in the identification, acquisition, exploration development, and operation of uranium projects in the United States and Canada. Shares of Ur-Energy trade on the Toronto Stock Exchange under the symbol “URE” and on the NYSE MKT under the symbol “URG”. All currency figures in this announcement are in US dollars unless otherwise stated. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Director IR/PR	Wayne Heili, President and CEO
303-269-7707	307-265-2373
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	wayne.heili@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., timing and results of the commissioning efforts at the Lost Creek facility, including water management issues and resumption of production levels; timing and results of the Shirley Basin drill program) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.

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